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Exhibit 10.17

Amended and Restated Employment Agreement, dated as of February 28, 2003, by and between the
Company and A. Lorne Weil

EMPLOYMENT AGREEMENT

by and between

SCIENTIFIC GAMES CORPORATION

and

A. LORNE WEIL

as Amended and Restated
as of February 28, 2003

i

A. LORNE WEIL EMPLOYMENT AGREEMENT

As Amended and Restated as of February 28, 2003

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 28th day of February, 2003 (the "Effective Date"), by and between SCIENTIFIC GAMES CORPORATION, a Delaware corporation formerly known as Autotote Corporation (the "Company"), and A. Lorne Weil ("Executive").

W I T N E S S E T H:

        WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement dated as of November 1, 1997 (the "Original Agreement"), as amended by the letter agreement dated September 10, 1998, and the Amendment to Employment Agreement dated as of September 1, 2000, and as superseded by the Employment Agreement dated November 1, 2000, as amended and restated by the Amended and Restated Employment Agreement dated November 1, 2000 (the "Old Agreement"); and

        WHEREAS, the Company desires to continue to employ Executive with the Company, and Executive wishes to continue to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Company and Executive desire that this Agreement replace and supersede the Old Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Termination of Existing Employment Agreements.    As of the Effective Date, all existing employment agreements between the parties, whether oral or written, including the Old Agreement, are hereby terminated and superseded, except as provided in Sections 12 and 15.

        2.    Employment; Term.    The Company hereby agrees to employ Executive, and Executive hereby accepts continued employment with the Company, in accordance with and subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement (the "Term") shall be the period commencing on the Effective Date and ending on December 31, 2007, and any period of extension thereof in accordance with this Section 2, subject to earlier termination in accordance with Section 6. The Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term) first on December 31, 2007 (extending the Term to December 31, 2008) and then on each succeeding December 31 thereafter, unless either party shall have given written notice to the other party prior to the June 30 preceding the date upon which such extension would become effective electing not to further extend the Term, in which case Executive's employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 6; provided, however, that any termination pursuant to this Section 2 shall be subject to and without limitation of or prejudice to Executive's rights with respect to (i) a termination for Good Reason pursuant to Section 6(e)(viii), or (ii) a termination without Cause pursuant to Section 6(g), as applicable.

        3.    Offices and Duties.

          (a)    Offices.    During the Term, Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Company and shall report solely to the Board of Directors of the Company (the "Board"). Executive agrees to serve during the Term as a member of the Board, and of any Board committee to which the Board may elect him.

          (b)    Duties.    Executive shall perform such duties and responsibilities and have such authority as are customary for the chairman of the board, president and chief executive officer of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time, but in no event shall such duties, responsibilities and authority be reduced from those of Executive at the Effective Date.

          (c)    Commitment.    Executive shall devote his full business time and attention and best efforts to his positions with the Company without commitment to other business endeavors, except that so long as such activities do not preclude or render unlawful Executive's employment by the Company or otherwise materially inhibit the performance of his duties under this Agreement or materially impair the business of the Company or its subsidiaries, Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may continue to serve on any board of directors on which he is known by the Board to be serving on the Effective Date, as specified in Schedule A hereto, (iii) may undertake public speaking engagements, and (iv) may serve as a director of (or hold a similar position with) any other organization.

          (d)    Rank.    Executive shall be the highest-ranking executive of the Company.

        4.    Compensation.

          (a)    Base Salary.    During the Term the Company shall pay Executive an annual base salary (the "Base Salary") at the rate per annum for 2003 of $790,958, payable biweekly (except to the extent deferred under a deferred compensation plan) and subject to all withholdings that are legally required or are agreed to by Executive. The Base Salary shall be increased annually on each January 1 during the Term by a percentage of the Base Salary then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area; provided, however, that if the rate of Base Salary as so increased at January 1, 2005 is less than $1 million, Base Salary will be increased effective at that date to $1 million per annum, and shall thereafter be increased annually on each January 1 during the Term, commencing January 1, 2006, by a percentage of such Base Salary then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area. In no event shall the Base Salary be reduced. For purposes of this Agreement, the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area will be computed by dividing (i) the difference between (A) the Consumer Price Index—All Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, All Items (1982-84=100) published by the U.S. Department of Labor Bureau of Labor Statistics (the "CPI") for the month of December in the calendar year most recently ended prior to, or ending on, the date as of which the relevant increase is to be made (e.g., December 2003 for an increase to be made on January 1, 2004 or on December 31, 2003) and (B) the CPI for the month of December in the calendar year immediately preceding the year referred to in clause (i)(A) by (ii) the CPI referred to in clause (i)(B); provided, however, that if such computation yields a negative number, such percentage increase shall be deemed to be zero.

            (i)    Incentive Compensation.    Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board (the "Committee") in accordance with the applicable plan(s) of the Company as in effect from time to time; provided, however, that Executive shall have the opportunity to earn annually, beginning in 2003, up to the "Annual Incentive Amount" (as defined below) as incentive compensation pursuant to, and subject to the terms and conditions of, the Company's Management Incentive Compensation Plan as in effect from time to time; provided, however, that (i) if no Management Incentive Compensation Plan is in effect at any relevant time, or if such plan, as in effect at any relevant time, does not provide a reasonable opportunity for Executive to earn annually the Annual Incentive Amount as incentive compensation, then the Company shall provide such reasonable opportunity to Executive independently of such plan, (ii) Executive may in the discretion of the Committee or the Board receive additional incentive compensation; (iii) subject to clause (iv) below, Executive's annual opportunity for incentive compensation shall be based on achievement of pre-set performance goals, with the Compensation Committee to determine the nature of the performance goals, which may include quantitative and/or qualitative goals, and other award terms in its discretion; and (iv) Executive's annual opportunity for incentive compensation shall, for each year, be on terms and conditions at least as favorable to Executive as the most favorable terms and conditions for incentive compensation offered to any other employee of the Company for such year. The "Annual Incentive Amount" shall be $1 million in each of 2003, 2004 and 2005, and thereafter shall be equal to the Base Salary in effect in the such year (after giving effect to the increase in Base Salary for such year provided in Section 4(a)) Any incentive compensation payable to Executive shall be paid in accordance with the Company's usual practices with respect to payment of incentive compensation to its other senior executives, except that the Company shall make available to Executive an opportunity to defer receipt of the incentive compensation under a deferred compensation plan.

          (c)    Executive Compensation Plans.

            (i)    Executive shall be entitled during the Term to participate, without discrimination or duplication, in the Company's supplemental executive retirement plan, subject to Section 5(h) and other applicable terms of this Agreement, and all other executive compensation plans and programs which are made generally available by the Company to its other senior executives (including, without limitation, any stock option plans, performance share plans, management incentive plans, deferred compensation plans, and supplemental retirement plans) in accordance with the terms of such plans and programs and subject to the Company's right to at any time amend or terminate any such plan or program; provided, however, that except to the extent otherwise specifically provided herein or under the terms of any "Non-Ordinary-Course Grant or Award" (as hereafter defined) made to Executive after December 1, 2003, Executive shall be eligible to participate in such executive compensation plans and programs on terms and conditions at least as favorable to Executive as the most favorable terms and conditions offered to any other employee of the Company.

            (ii)    For purposes of this Agreement, a "Non-Ordinary-Course Grant or Award" shall mean any grant or award conferring the right to acquire equity-based securities of the Company, other than a "Normal Course Award", and a "Normal Course Award" shall mean and be limited to a grant or award to acquire equity-based securities of the Company made under the annual equity incentive program of the Company's management incentive compensation program (pursuant to which Executive has in recent years received an annual grant of a number of stock options equal to 15% of his maximum annual cash incentive bonus potential), or under any amended, replacement or supplemental plan or program that is established to take the place of, modify, or supplement such equity incentive program (as the same may be hereafter amended, replaced or supplemented), or to reinstitute such a plan or program, in order to carry out the Company's regular program of equity grants to senior executives generally.

            (iii)    The foregoing notwithstanding, the following equity grants will be made to Executive in 2003 in addition to the Normal Course Awards for 2003:

              (A)    Effective February 28, 2003, Executive shall be granted, under the 1997 Incentive Compensation Plan, as amended, a performance-accelerated stock option to purchase 600,000 shares of Class A Common Stock of the Company, at an exercise price of $5.13 per share (representing 100% of fair market value of a share of Class A Common Stock at the date of grant), in the form and subject to the terms and conditions set forth in Exhibit A hereto ("PARSOP I").

              (B)    Effective upon the approval of the proposed 2003 Incentive Compensation Plan (the "2003 ICP") by shareholders of the Company, Executive shall be granted, under the 2003 ICP, a performance-accelerated stock option to purchase 400,000 shares of Class A Common Stock of the Company, at an exercise price equal to 100% of fair market value of a share of Class A Common Stock at the date of grant, in the form and subject to the terms and conditions set forth in Exhibit B hereto ("PARSOP II").

              (C)    If the exercise price of PARSOP II exceeds $7.00 per share but is less than $8.00 per share, the Company will grant to Executive a number of shares of restricted stock equal to (A) such exercise price minus $7.00 times (B) 400,000 divided by (C) such exercise price. The restrictions (i) relating to forfeiture of the restricted stock granted under this Section 5(b)(ii) will lapse at the same times and in the same proportions as the forfeiture restrictions on the PARSOP II options lapse, and (ii) relating to transferability of such restricted stock will lapse at the same times and in the same proportions as the transfer restrictions on the Profit Shares under PARSOP II lapse, including, in the case of the restrictions referred to in each of the foregoing clauses (i) and (ii), the lapse of such restrictions on a performance-accelerated basis. Regular cash dividends on such restricted stock, if any, will be paid on an unrestricted basis, but other dividends will result in adjustments determined by the Committee in a manner that preserves without enlarging the rights of the Company and Executive.

            (iv)    Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, in determining grants or awards, any formula used by the Committee in calculating the number of options (or any other equity -based awards granted to senior executives in lieu of options) to be granted for any such year shall take into account (to the extent relevant to the grant determination methodology then in use), Executive's Annual Incentive Amount as determined in accordance with Section 4(b).

        5.    Benefits.

          (a)    Expense Reimbursement.    The Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement, on a timely basis upon submission by Executive of vouchers therefor in accordance with the Company's standard procedures.

          (b)    Health and Welfare Benefits.    Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life, accidental death, dismemberment insurance, pension, retirement, profit sharing, stock ownership and other insurance, benefit, fringe benefits and perquisite plans and programs which are made generally available by the Company to its other senior executives; provided, however, that Executive shall be eligible to participate in such insurance, benefit, fringe benefit and perquisite plans and programs on terms and conditions at least as favorable to Executive as the most favorable terms and conditions offered to any other employee of the Company. The Company, in its sole discretion, may at any time amend or terminate any such plans or programs; provided, however, that:

            (i)    At all times during the Term, such plans and programs in effect, in the aggregate, shall provide Executive with benefits and compensation substantially no less favorable than is provided by the Company to Executive under such plans and programs as of the Effective Date;

            (ii)    The Company shall provide Executive with long-term disability insurance and benefits substantially no less favorable (including any required contributions by Executive) than such insurance and benefits in effect on the Effective Date; and

            (iii)    The Company shall provide Executive with Company-paid group and individual term life insurance providing a death benefit no less than that provided under Company-paid insurance in effect on the Effective Date.

          (c)    Equity Investment Program.    If the Company adopts an equity investment program permitting executives to elect to forego salary, annual incentive, other bonuses, annual option opportunities under long-term incentive plans, or other specified compensation or benefits in exchange for a grant of stock options, restricted stock or other equity or non-equity awards or benefits, Executive will be eligible to participate in such program on terms no less favorable than the terms of participation of any other employee of the Company.

          (d)    Deferred Compensation.    Executive shall be entitled to participate in the Company's deferred compensation plan in accordance with the terms of such plans and subject to the Company's right to at any time amend or terminate any such plan.

          (e)    Vacation.    Executive shall be entitled to paid vacation, holidays, and any other time off in accordance with the Company's policies in effect from time to time.

          (f)    Registration.    The Company will use its best efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended, the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to Executive under Company plans. All outstanding and unvested stock option grants made on or prior to December 1, 2003 shall become fully vested and nonforfeitable, upon the failure (except solely by reason of Executive's own actions) of the Board or the Company to approve or effectively seek to implement, in all material respects, any material strategic plan or initiative for the Company, that, in any such case, has been proposed in writing in good faith by Executive (provided that upon such vesting, the period of time afforded to the Company, pursuant to Section 6(e), to otherwise cure the conduct alleged to constitute Good Reason within the meaning of such Section 6(e) shall be extended from thirty (30) days to ninety (90) days). Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, in addition to the provisions set forth in Section 7 hereof with respect to termination of Executive's employment, all outstanding stock options and other equity-based awards held by Executive shall become fully vested and non-forfeitable upon:

            (i)    the occurrence of any of the events described in clauses (i) through (vii) of Section 6(e) and the Company's failure to cure such event within thirty (30) days after its receipt of notice thereof from Executive; or

            (ii)    the date on which the "Incumbent Non-Designated Directors" (as hereafter defined), cease to constitute at least a majority of the members of the Board (treating any vacancies that are filled within the 120 day time limit, and that otherwise meet the criteria, set forth in clause (C) below as though they were appointed immediately before the terminating Board member's cessation of Board service). "Incumbent Non-Designated Directors" means those directors of the Company consisting of (A) the persons who, as of December 1, 2003, constitute the five members of the Board other than the four members designated by or on behalf of holders of preferred stock of the Company, (B) the person, if any, who becomes a director of the Company to fill the vacancy on the Board that exists as of December 1, 2003, if such person's appointment, election or nomination for election as a director of the

    Company was not designated by a "Designating Party" (as hereafter defined), and was approved by a vote of at least a majority of the directors of the Company who are not "Designated Directors" (as hereafter defined), and (C) any person who becomes a director of the Company to replace (or to fill, within 120 days of the replaced director's termination of Board service, a vacancy created by the resignation or other termination of Board service of) one of the persons referred to in clauses (A) or (B) above or in this clause (C) and whose appointment, election or nomination for election as a director of the Company was not designated by a Designating Party and was approved by a vote of at least a majority of the directors of the Company who are not Designated Directors. A "Designated Director" means a member of the Board who was designated, appointed, elected or nominated for election by or on behalf of any Designating Party. A "Designating Party" means (X) any holder or holders of preferred stock of the Company (or common stock into which preferred stock of the Company has been converted or exchanged), who has or have the right or power to designate, appoint, elect or nominate for election one or more members of the Board, or (Y) any "person" or "group" (as such terms are used in Section 13 of the Securities Exchange Act of 1934, as amended, and the rules thereunder) who has or acquires the right or power to designate, appoint, elect or nominate for election one or more members of the Board, whether by ownership of securities, by contract or arrangement, by operation of law, or otherwise.

          (g)    Commencement of Employment.    Executive shall be deemed to have commenced employment with the Company on August 1, 1990, for purposes of calculating Executive's period of service under this Agreement except to the extent, if any, that any provision of this Agreement specifically credits Executive with a longer period of service for purposes of such provision.

          (h)    Retirement Benefit Under the SERP.    For purposes of computing the "Retirement Benefit" or equivalent payment or benefit (the "Retirement Benefit") due to Executive under all supplemental executive retirement plans and substantially similar plans of the Company and affiliates (all such plans being referred to herein collectively as the "SERP") in which Executive participates during the Term, or any payment or benefit under Section 7 of this Agreement in lieu of any SERP benefit or payment, any contrary terms of such SERP and all other contrary provisions of this Agreement notwithstanding, the amount of the Retirement Benefit shall be $675,000 in the case of any termination of employment qualifying for benefits during 2003. At each December 31 in the period 2003 to 2007, if Executive remains employed hereunder at that date, the Retirement Benefit will increase by $40,000 and such increased amount shall be further increased as of such date by the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area. This Retirement Benefit replaces any retirement benefit that may be otherwise calculated or payable under the terms of the SERP.

        6.    Termination.    Executive's employment hereunder may be terminated prior to the end of the Term under the following circumstances:

          (a)    Death; Total Disability.    Executive's employment hereunder shall terminate upon Executive's death, and the Company may terminate Executive's employment hereunder in the event of Executive's "Total Disability." For purposes of this Agreement, "Total Disability" shall mean Executive's failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period, due to physical or mental incapacity or impairment as determined by a physician or physicians selected by the Company and reasonably acceptable to Executive unless, within 30 days after Executive has received written notice from the Company of a proposed termination due to such failure (as determined in accordance with the foregoing provisions of this sentence) which notice shall include a copy of the findings of such physician or physicians and shall refer to this Section 6(a), Executive shall have returned to the full performance of his duties hereunder and shall have presented to the

  Company a written certificate of Executive's good health by a physician selected by Executive and reasonably acceptable to the Company.

          (b)    Retirement.    Executive may terminate his employment hereunder upon retirement at or after age 65 or at or after age 55 following at least 10 years of full-time employment with the Company ("Normal Retirement") or prior to such age upon approval by the Committee ("Approved Early Retirement"), in each case upon forty-five (45) days' prior written notice to the Company referring to this Section 6(b).

          (c)    Termination by the Company for Cause.    The Company may terminate Executive's employment hereunder for Cause at any time upon written notice to Executive referring to this Section 6(c). For purposes of this Agreement, the term "Cause" shall mean Executive's gross misconduct (as defined herein) or willful and material breach of Section 10.1(a) (other than the first sentence thereof), 10.1(b), 10.2 (other than the first and penultimate sentences thereof), 10.3, 10.4, or 10.8. For purposes of this definition, "gross misconduct" shall mean (i) Executive's conviction in a court of law of a felony under applicable federal or state law that was committed while Executive was employed by the Company, or (ii) Executive's willful and continued failure substantially to perform his material duties under this Agreement or any act or omission on the part of Executive not requested or approved by the Board constituting willful malfeasance or gross negligence in the performance of Executive's material duties under this Agreement. For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith and shall not include any act or failure to act resulting from any physical or mental incapacity or impairment of Executive. Executive may not be terminated for Cause unless and until there shall have been delivered to him, within ninety (90) days after the Board (A) had actual knowledge of conduct or an event allegedly constituting Cause and (B) had reason to believe that such conduct or event could be grounds for termination for Cause, a copy of a resolution duly adopted by the Board by a vote of Directors constituting a majority of the Board (excluding Executive) at a meeting of the Board which a quorum is present and which is called and held for such purpose (after giving Executive reasonable notice of the specific grounds for such termination and, except if a felony conviction is the grounds for termination, 30 days to correct such grounds, and affording Executive and his counsel the opportunity to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause (the "Cause Resolution").

          If, within 30 days of Executive's receipt of notice of his termination for Cause, Executive in good faith files a claim in arbitration disputing the termination for Cause, Executive shall, during the pendency of the arbitration, be considered a suspended employee of the Company and be entitled to receive compensation and benefits under this Agreement as if he had not been terminated. If the arbitration panel finds that the Company had Cause to terminate Executive's employment, Executive shall, within 5 days of the arbitration award, repay any amounts provided to him by the Company in respect of periods commencing after his termination, including but not limited to salary continuation and the value of all benefits provided to Executive in respect of periods commencing after his termination, in excess of any amounts to which he was entitled under this Agreement upon a termination for Cause. If the arbitration panel finds that the Company did not have Cause to terminate Executive's employment: (x) Executive's employment shall be deemed to have been terminated without Cause as of the date which is 90 days after the date of notice of his termination for Cause; and (y) any amounts paid to Executive by the Company in respect of periods commencing after 90 days following the date of the notice of his termination for Cause, including but not limited to salary continuation and the value of all benefits provided to Executive, shall be credited against amounts owed to Executive under Section 7(c) of this Agreement.

          (d)    Termination by the Company Without Cause.    The Company may terminate Executive's employment hereunder at any time, without Cause, for any reason or no reason.

          (e)    Termination by Executive for Good Reason.    Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: without Executive's prior written consent, (i) a material change, adverse to Executive, in Executive's positions, titles or offices as set forth in Section 3, or status rank, nature of responsibilities, or authority within the Company, or removal of Executive from, or failure to nominate, reappoint or reelect Executive as the Chairman of the Board, or as a member of any Board committee on which he has served during the Term (except if required by a change in law, accounting rule, or the rules of any national securities exchange or automated quotation system on which the Company's securities may be listed or quoted), including a failure of the Board or stockholders to take such actions (notwithstanding their legal right to do so), except, in such case, in connection with the termination of Executive's employment for Cause, Total Disability, Normal Retirement or Approved Early Retirement, or death, (ii) an assignment of any significant duties to Executive which are inconsistent with his positions or offices held under Section 3, (iii) a decrease in Base Salary or other compensation or in any compensation opportunities or a material decrease in the aggregate benefits provided under this Agreement, (iv) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement, (v) a relocation of the Corporate Offices of the Company more than 35 miles from the latest location of such offices prior to such relocation, (vi) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under this Agreement in a form reasonably acceptable to Executive, (vii) any attempt by the Company to terminate Executive for Cause which does not result in a valid termination for Cause, except where (x) valid grounds for Cause exist but are corrected as permitted under Section 6(c) or (y) the Company, prior to 35 days after Executive's receipt of a copy of the Cause Resolution, revokes the Cause Resolution, takes any and all other steps reasonably necessary to retract its allegations of Cause and fully restore Executive to active employment in accordance with the terms of this Agreement, effective immediately prior to the adoption of the Cause Resolution, and pays (or reimburses Executive for) any costs and expenses reasonably incurred by Executive in connection with such attempted termination, and (viii) the failure of the parties to agree in writing at the end of the Term (or any extension thereof) to the terms of Executive's continued employment where only Executive, and not the Company, has given notice electing not to further extend the Term pursuant to the last sentence of Section 2. Executive shall not be considered to have terminated for Good Reason unless Executive shall have provided the Company with written notice of the specific reasons for such termination within ninety (90) days after he has actual knowledge of the event that is the basis for such termination and (except in the case of a termination pursuant to clause (vii) or (viii) of the preceding sentence) affords the Company at least thirty (30) days to cure the alleged conduct.

          (f)    Termination by Executive for Other than Good Reason.    Executive may terminate his employment hereunder for any reason or no reason upon thirty (30) days' prior written notice to the Company referring to this Section 6(f); provided, however, that a termination of Executive's employment by reason of death, Total Disability, Normal or Early Retirement, or Good Reason shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 6(f).

          (g)    Termination Upon the Company's Failure to Extend the Term.    An election by the Company not to extend the Term pursuant to Section 2 hereof shall be deemed for all purposes of this Agreement (including, without limitation, for purposes of Sections 7(c) and 10.1(a) hereof) to be a termination of Executive's employment hereunder by the Company without Cause as of the date of expiration of the Term.

        7.    Compensation Following Termination Prior to the End of the Term.    In the event that Executive's employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits:

          (a)    Termination by Reason of Death, Normal Retirement, or Approved Early Retirement.    In the event that Executive's employment is terminated prior to the expiration of the Term by reason of Executive's death, pursuant to Section 6(a), or by reason of his Normal Retirement or Approved Early Retirement pursuant to Section 6(b), the Company shall pay the following amounts, and make the following other benefits available, to Executive (or Executive's spouse or estate, as the case may be):

            (i)    Any accrued but unpaid Base Salary (as determined pursuant to Section 4(a)) for services rendered to the date of termination;

            (ii)    All vested, nonforfeitable amounts owing or accrued at the date of termination under any compensation and benefit plans, programs, and arrangements, including those set forth or referred to in Sections 4(b), 4(c), and 5 (including any earned and vested annual incentive compensation and long term incentive award but excluding any incentive compensation under Section 4(b) for the year of termination), in which Executive theretofore participated, to be paid in accordance with the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

            (iii)    In lieu of any incentive compensation under Section 4(b) for the year of termination, an amount equal to the amount of annual incentive compensation payable to Executive assuming achievement of the maximum performance targets for such year, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

            (iv)    Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, and any such options which were granted on or after November 1, 1997 (that is, the Effective Date of the Old Agreement) shall remain exercisable until the earlier of three years after the date of such termination or the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

            (v)    Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, all deferred stock, restricted stock and other equity-based awards will become fully vested and non-forfeitable, and all restrictions and conditions with respect to such awards shall lapse, and all such awards and arrangements will be settled in accordance with the plans and programs under which the awards were granted or governing such arrangements including, if so permitted by the plans or programs, Executive's duly executed deferral election forms or the terms of any mandatory deferral under such plans or programs;

            (vi)    Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 5(a);

            (vii)    If Executive's employment terminates due to his Normal Retirement or Approved Early Retirement, Executive may elect continued participation after termination in the Company's health and medical coverage for himself and his spouse and dependent children after such coverage would otherwise end until such time as Executive becomes eligible for Medicare; provided, however, that in the event of such election, Executive shall pay the Company each year an amount equal to the then-current annual COBRA premium being paid (or payable) by any other former employee of the Company;

            (viii)    Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following Executive's death;

            (ix)    Executive shall be entitled to receive all payments and benefits to which Executive is entitled under the SERP computed in accordance with Section 5(h) hereof. Such payments and benefits shall be payable in a lump sum or in equal installments, as determined by Executive in his discretion, in accordance with the terms and conditions of the SERP; provided, however, that Executive shall not be entitled to receive payments in installments unless at least 12 months prior to the date of the termination of his employment, he elected to receive payments in installment form under the SERP. Receipt by Executive of such payment(s) under this Section 7(a)(ix) shall be in full satisfaction of Executive's rights under the SERP.

    Except to the extent otherwise specifically provided in the other Sections of this Agreement or under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7(a).

          (b)    Termination by the Company for Cause; Termination by Executive for Other than Good Reason.    In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 6(c) or by Executive for other than Good Reason pursuant to Section 6(f), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

            (i)    Any accrued but unpaid Base Salary (as determined pursuant to Section 4(a)) for services rendered to the date of termination;

            (ii)    All vested nonforfeitable amounts owing or accrued at the date of termination under any compensation and benefit plans, programs, and arrangements, including those set forth or referred to in Sections 4(b), 4(c), and 5 hereof (including any earned and vested annual incentive compensation), in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

            (iii)    All stock options and deferred stock, restricted stock and other equity-based awards will be governed by the terms of the plans and programs under which the options or awards were granted;

            (iv)    Non-forfeitable amounts credited to any deferral account of Executive under deferral arrangements referred to in Section 5(d) hereof at the date of termination will be settled in accordance with the plans and programs under which the awards were granted or governing the deferral including, if so permitted by the plans or programs, Executive's duly executed deferral election forms or the terms of any mandatory deferral; and

            (v)    Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed, in accordance with Section 5(a).

          (c)    Termination by Reason of Total Disability; Termination by the Company Without Cause; Termination by Executive For Good Reason.    In the event that Executive's employment is terminated by reason of Total Disability pursuant to Section 6(a), or by the Company without Cause pursuant to Section 6(d) or 6(g), or by Executive for Good Reason pursuant to Section 6(e), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

            (i)    A lump sum cash payment in an amount equal to three times the "Severance Base Amount" will be paid to Executive; provided, however, that Executive may elect to receive the amount payable under this Section 7(c)(i) in equal monthly installments over the 36 months following termination, without interest, in lieu of receiving a lump sum cash payment. For purposes of this Section 7(c)(i), the "Severance Base Amount" shall be $1.75 million in 2003 and shall be increased annually on each January 1 in the period 2004 to 2007 by a percentage of the Severance Base Amount then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area;

            (ii)    The unpaid portion of Base Salary at the rate payable, in accordance with Section 4(a) hereof, at the date of termination, pro rated through such date of termination, will be paid;

            (iii)    All vested, nonforfeitable amounts owing or accrued at the date of termination under any compensation and benefit plans, programs, and arrangements, including those set forth or referred to in Sections 4(b) and 5(a) and 5(c) hereof (including any earned and vested annual incentive compensation), in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

            (iv)    In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive's employment terminated (unless otherwise payable under (iii) above), Executive will be paid an amount equal to (X) the Severance Annual Incentive Amount (as defined below) multiplied by (Y) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination. For purposes of this Section 7(c)(iv), the "Severance Annual Incentive Amount" shall be the greater of (1) the average annual incentive compensation paid to Executive for the three years immediately preceding the year of termination or (2) the annual incentive compensation payable to Executive upon achievement of the maximum performance targets for the year of termination;

            (v)    Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, and any such options which were granted on or after November 1, 1997 or, if previously granted, were not "in the money" as of November 1, 1997 shall remain exercisable until the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

            (vi)    Except to the extent otherwise specifically provided under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, all deferred stock, restricted stock and other equity-based awards will become fully vested and non-forfeitable, all restrictions and conditions with respect to such awards shall lapse, and all such awards and arrangements shall be settled upon such termination, without regard to any stated period of deferral or other restrictions or conditions remaining in respect of such awards;

            (vii)    Executive shall be entitled to receive an amount equal to the amount accrued under any deferred compensation plan or agreement in effect at the date of termination in which Executive is a participant or party, less required withholding taxes under Section 9, as promptly as practicable following such date of termination; the amount paid under this Section 7(c)(vii) shall be equal to Executive's account balance on the date of the termination of Executive's employment if the deferred compensation amount is in the form of an account balance or, if the deferred compensation amount is not in the form of an account balance, the present value of the deferred compensation on the date of the termination of Executive's employment, calculated using a discount rate (the "Discount Rate") equal to the yield, at the time of determination, for U.S. Treasury securities having a maturity of thirty years; if Executive elects to receive payment under this Section 7(c)(vii), Executive shall forfeit all rights under any such deferred compensation plan or agreement, and such deferred compensation plan or agreement shall have no force and effect with respect to Executive;

            (viii)    Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed, in accordance with Section 5(a);

            (ix)    For (A) a period of 3 years after such termination other than due to Total Disability or (B) the period from termination due to Total Disability until Executive attains age 65, Executive shall continue to participate in all employee and executive benefit plans, programs, and arrangements under Section 5 providing health, medical, disability and life insurance benefits in which Executive was participating immediately prior to termination, the terms of which allow Executive's continued participation, as if Executive had continued in employment with the Company during such period or, if such plans, programs, or arrangements do not allow Executive's continued participation, Executive shall receive a cash payment equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such plans, programs, and arrangements in which Executive was participating immediately prior to termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following Executive's termination as provided in clause (A) or (B) above (as applicable), with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating);

            (x)    Executive shall be entitled to receive all payments and benefits to which Executive is entitled under the SERP computed in accordance with Section 5(h) hereof. Such payments and benefits shall be payable in a lump sum or in equal installments, as determined by Executive in his discretion, in accordance with the terms and conditions of the SERP; provided, however, that Executive shall not be entitled to receive payments in installments unless at least 12 months prior to the date of the termination of his employment, he elected to receive payments in installment form under the SERP. Receipt by Executive of such payment(s) under this Section 7(c)(x) shall be in full satisfaction of Executive's rights under the SERP; provided, however, that if the Company terminates Executive's employment without Cause and does not provide Executive with at least 90 days' prior written notice of such termination, the date of Executive's termination for all purposes of this Agreement except Section 7(c)(viii) shall be the 90th day after Executive received written notice from the Company of the termination.

    Except to the extent otherwise specifically provided in the other Sections of this Agreement or under the terms of any Non-Ordinary Course Grant or Award made to Executive after December 1, 2003, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7(c).

    Notwithstanding the foregoing, if a reduction in Base Salary or other level of compensation or benefit was a basis for Executive's termination for Good Reason, the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(c).

          (d)    No Obligation to Mitigate.    Executive shall not be required to seek other employment or otherwise to mitigate Executive's damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits substantially similar to the benefits referred to in Section 5, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

          (e)    No Other Benefits or Compensation.    Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

          (f)    Release of Employment Claims.    Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 7 (other than compensation and benefits earned through the date of termination), that he will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement).

          (g)    Payment of Termination Benefits.    Amounts payable pursuant to Sections 7(a), 7(b) and 7(c) will, except to the extent otherwise expressly provided therein, be paid as promptly as practicable after termination of Executive's employment, but in no event more than 30 days after such termination.

        8.    Excise Tax Restoration Payment; Cash-Out of Certain Options.

          (a) In the event that any amount or benefit paid or distributed to or for the benefit of Executive pursuant to this Agreement, together with any amounts or benefits otherwise paid or distributed to or for the benefit of the Executive by the Company (or, in either case, to be paid or distributed), but excluding amounts payable pursuant to this Section 8 (collectively, the "Covered Payments"), are or become subject to the tax imposed under Section 4999 of the Internal Revenue

  Code of 1986, as amended, or any similar tax that may hereafter be imposed, or any interest or penalties are or will be incurred by Executive with respect to such taxes (collectively, the "Excise Tax"), the Company shall pay to Executive, or in the case of amounts required to be withheld and paid over to the applicable taxing authorities, directly to the applicable taxing authorities on behalf of Executive, not later than the time specified in subsection (e) below, an additional cash amount (the "Excise Tax Restoration Payment") such that, after payment of all Federal, state and local income tax, employment tax and Excise Tax on the Excise Tax Restoration Payment, and of all related interest and penalties thereon, Executive retains an amount of the Excise Tax Restoration Payment equal to the amount of the Excise Tax. imposed on the Covered Payments.

          (b) All determinations required to be made under this Section 8, including whether and when an Excise Tax Restoration Payment is required and the amount of such Excise Tax Restoration Payment and the assumptions to be utilized in arriving at the determination, shall be made by the independent auditors used by the Company immediately prior to the event which gave rise to the obligation to pay the Excise Tax (the "Accounting Firm"), with the consent of Executive, such consent not to be unreasonably withheld, which shall provide detailed supporting calculations both to the Company and Executive within 20 days after the receipt of notice from Executive or the Company that there has been an event that may require the making of an Excise Tax Restoration Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

          (c) For purposes of determining the amount of the Excise Tax Restoration Payment, Executive shall be deemed to pay:

            (i)    Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Excise Tax Restoration Payment is to be made, and

            (ii)    any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Excise Tax Restoration Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

          (d) In the event that the Excise Tax is later determined by the Accounting Firm or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Excise Tax Restoration Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Restoration Payment), the Company shall make an additional Excise Tax Restoration Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) within not more than twenty (20) days of such determination. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service or private letter ruling obtained by the Company to be less than the amount taken into account hereunder in calculating the Excise Tax Restoration Payment, Executive shall repay to the Company, within not more than twenty (20) days of such determination, the portion of such prior Excise Tax Restoration Payment that would not have been paid if such reduced Excise Tax had been applied in initially calculating such Excise Tax Restoration Payment. Notwithstanding the foregoing, in the event any portion of the Excise Tax Restoration Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required unless and until actual refund of such portion has been made to Executive by the Internal Revenue Service or state or local tax authority, and interest payable to the Company shall not exceed interest received to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

          (e) The Excise Tax Restoration Payment (or portion thereof) provided for in subsection (a) above shall be paid by the Company not less than ninety days prior to the date specified by the Accounting Firm for payment of the Excise Tax.

          (f) If an event occurs that would result in the Company becoming obligated to pay an Excise Tax Restoration Payment, and if Executive then holds all or any portion of any option granted after November 1, 2003 (i.e., excluding, inter alia, PARSOP I and PARSOP II) that is not yet vested at the time of such event, and if by the terms of such option the event will result in the option becoming vested, then, notwithstanding any other provision of this Agreement or term of any such option to the contrary, such portion of the option will be immediately cancelled upon the occurrence of the event and the Company will pay to Executive in cash an amount equal to the fair market value of the shares subject to the cancelled portion of the option on the date of the event, less the aggregate exercise price of the cancelled portion of the option.

        9.    Offsets; Withholding.    Amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset except for any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding (but without limiting the terms of Section 8), all payments to be made to Executive under this Agreement, including under Section 7, or otherwise by the Company will be subject to required withholding taxes and other legally required deductions.

        10.    Noncompetition; Nonsolicitation; Nondisclosure; etc.

          10.1    Noncompetition; Nonsolicitation.

          (a)    Executive acknowledges the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4 and 7), Executive agrees that during the Term (and any extensions thereof) and during the Covered Time (as defined in Section 10.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any business in which he has been directly engaged on behalf of the Company, or which he has supervised as an executive thereof, during the last two years prior to such termination, or was engaged in by the Company with Executive's actual knowledge or planned by the Company with Executive's actual knowledge at the time of such termination, in any geographic area in which such business was conducted or planned to be conducted (a "Competing Business"); provided, however, that this Section 10.1(a) shall not restrict Executive from engaging in (and the term "Competing Business" shall not include) any business in which the Company no longer engages or plans to engage; provided further that this Section 10.1(a) shall not apply if Executive terminates his employment for Good Reason pursuant to clause (i), (ii), (iii), (iv), (v), (vi), or (vii) of Section 6(e) or if Executive's employment is terminated by the Company without Cause; and provided further that activities of the Company, or activities engaged in by Executive for or on behalf of the Company, are not restricted by this Section 10.1(a) and shall not constitute a "Competing Business." Ownership of (i) the securities of any entity for which a Competing Business represents less than 10% of net sales or net income (as determined in accordance with generally accepted accounting principles) for the most recent fiscal year (or if such entity has not completed a fiscal year, net sales or net income projected for its first fiscal year) or (ii) not more than two percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 10.1(a). Nothing herein shall require Executive to sell or otherwise dispose of any securities of any entity if the acquisition of such securities did not violate the terms of this Section 10.1(a) at the time of such acquisition.

          (b)    In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4, 5, and 7), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time he shall not, directly or indirectly, (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive's actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

          (c)    During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive's (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (x) Executive will provide copies of Section 10 of this Agreement to the Competitor, and (y) in the case of any circumstance described in (i) or (ii) above occurring during the Covered Time, and in the case of any circumstance described in (iii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances. Executive further agrees that the Company may provide notice to a Competitor of Executive's obligations under this Agreement. For purposes of this Agreement, "Competitor" shall mean any entity (other than the Company) that engages, directly or indirectly, in the United States in any Competing Business.

          (d)    Executive understands that the restrictions in this Section 10.1 may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 4, 5, and 7) is sufficient to justify such restrictions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such restrictions prevent him from earning a living or otherwise should be held void or unenforceable.

          (e)    For purposes of this Section 10.1, "Covered Time" shall mean the period beginning on the date of termination of Executive's employment (the "Date of Termination") and ending twenty-four months after the Date of Termination; provided, however, that if Executive terminates his employment for Good Reason pursuant to clause (viii) of Section 6(e), "Covered Time" shall mean for purposes of Section 10.1(a) the period beginning on the Date of Termination and ending six months after the Date of Termination.

          10.2    Proprietary Information.    Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company. Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any such proprietary information, unless such disclosure has been authorized in writing by the Company or is otherwise required by law or by rule, regulation, subpoena, order or other process or directive of any court, tribunal, government or governmental agency or authority (collectively, "Governmental Act"). The term "proprietary information" means: (a) the software products, programs, applications, and processes utilized by the Company; (b) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (c) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (d) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (e) any information identified as confidential or proprietary in any line of business engaged in by the Company; (f) any information that, to Executive's actual knowledge, the Company ordinarily maintains as confidential or proprietary; (g) any business plans, budgets, advertising or marketing plans; (h) any information contained in any of the Company's written or oral policies and procedures or manuals; (i) any information belonging to customers, vendors or any other person or entity which the Company, to Executive's actual knowledge, has agreed to hold in confidence; (j) any inventions, innovations or improvements covered by this Agreement; and (k) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on a non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality of which Executive has actual knowledge at the time of the relevant disclosure by Executive.)

          10.3    Confidentiality and Surrender of Records.    Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive's employment by the Company terminates), except as required by law or Governmental Act, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company, nor shall he retain, and will deliver promptly to the Company, any of the same following termination of his employment hereunder for any reason or upon request by the Company. For purposes hereof, "confidential records" means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive's possession or under his control or accessible to him which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

          10.4    Nondisparagement.    Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law or Governmental Act or are reasonably required to describe the conduct, decisions, or policies of the Company or any of its affiliates, or their respective businesses, officers, directors or employees.

          10.5    No Other Obligations.    Executive represents that he is not precluded or limited in his ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that he shall not employ the trade secrets or proprietary information of any other person in connection with his employment by the Company without such person's authorization.

          10.6    Forfeiture of Outstanding Options.    The provisions of Section 7 notwithstanding, if Executive willfully and materially fails to comply with any restrictive covenant under Section 10.1(a) (other than the first sentence thereof), 10.1(b), 10.2 (other than the first and penultimate sentences thereof), 10.3, 10.4, or 10.8, all options to purchase Common Stock granted by the Company and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options shall be cancelled, such forfeiture to be effective at the later of the time of such failure to comply or Executive's termination of employment. Notwithstanding the foregoing, Executive shall not forfeit any option (i) unless there shall have been delivered to him, within ninety (90) days after the Board (A) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (B) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by the Board by a vote of Directors constituting a majority of the Board (excluding Executive) at a meeting of the Board in which a quorum is present and which is called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct such grounds and affording Executive and his counsel the opportunity to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged and continues to engage in conduct set forth in this Section 10.6 which constitutes grounds for forfeiture of Executive's options; and (ii) if, within 30 days following his receipt of such resolution, Executive commences an arbitration proceeding in accordance with Section 18.2 disputing such grounds, in which case such forfeiture shall be tolled pending the resolution of Executive's claim and shall not occur if the arbitration panel finds that the Company is not entitled to cause the forfeiture.

          If the arbitration panel finds that the Company is entitled to cause the forfeiture of Executive's options, Executive shall be required to forfeit such options immediately (subject to the terms of the preceding paragraph). If any option is exercised after delivery of the Board's notice of forfeiture and if such forfeiture subsequently occurs pursuant to the foregoing terms of this Section 10.6, Executive shall be required to return to the Company all shares acquired upon such exercise; provided further that if Executive has sold any shares he acquired upon such exercise, Executive shall pay to the Company an amount equal to the difference between the aggregate sale price of the shares sold and the aggregate exercise price paid by Executive for such shares. Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. If the Board or the arbitration panel finds that the Company is not entitled to cause a forfeiture for which a notice is given to Executive, the Company shall pay (or reimburse, if already paid by Executive) all expenses actually incurred by Executive in connection with such attempted forfeiture.

          10.7    Enforcement.    Executive acknowledges and agrees that, by virtue of his position, services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 10 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 10. The Company agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining the Company from making any defamatory statements, whether orally or in writing, relating to alleged violations or threatened violations by Executive of any undertaking contained in this Section 10. Executive and the Company each waive posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 10 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. Subject to Section 18.3, the Company shall bear all costs and expenses arising in connection with any enforcement pursuant to this Section 10.7.

          10.8    Cooperation with Regard to Litigation.    Except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and reasonably to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by Executive) all expenses actually incurred in connection with Executive's cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that it is appropriate that Executive be separately represented by his own counsel in such proceeding. Without limiting the foregoing, after the expiration of this Agreement or the termination of Executive's employment by the Company for any reason, such cooperation and assistance shall not require Executive to forgo or significantly interrupt any professional or personal commitment that he reasonably deems significant or to take any action (including, without limitation, travel to, attendance at or preparation for any meeting, deposition or other proceeding or event of any type) that, in his reasonable judgment, could impair his ability to perform the responsibilities of, or could jeopardize the continuation of, his then current employment, or would otherwise impose any undue burden on Executive.

          10.9    Survival.    The provisions of this Section 10 shall survive the termination of the Term and any termination or expiration of this Agreement.

          10.10    Company.    For purposes of this Section 10, references to the "Company" shall include both the Company and each subsidiary of the Company.

        11.    Insurance for the Company's Benefit.    The Company may at any time and for the Company's own benefit (or for the benefit of a lender to the Company) apply for and take out life, health, accident or other insurance covering Executive, either independently or together with others, in any amount which the Company may deem to be in its best interests. The Company shall own all rights in such insurance and proceeds thereof and Executive shall not have any right, title or interest therein. Executive shall assist the Company at the Company's expense in obtaining and maintaining any such insurance by submitting to reasonable and customary medical examinations and preparing, signing and delivering such applications and other documents as reasonably may be required.

        12.    Indemnification.    During the Term of this Agreement and all periods after the expiration of this Agreement or termination of Executive's employment for any reason, the Company shall indemnify Executive to the full extent permitted under the Company's Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time; provided, however, that Executive shall at all times have at least all rights to indemnification by the Company as are provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements in effect on or immediately prior to the Effective Date, and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive's conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company's Certificate of Incorporation, By-Laws, or other agreement, shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). After the Effective Date, the Company shall not amend its Certificate of Incorporation or By-Laws or any agreement in any manner which adversely affects the rights of Executive to indemnification thereunder. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce, and the Company hereby agrees to provide to Executive, any and all rights to indemnification to the full extent permitted under applicable law. In addition, the Company will maintain directors' and officers' liability insurance in effect and covering acts and omissions of Executive during the Term and for a period of six years thereafter on terms substantially no less favorable than those in effect on the Effective Date. The indemnification rights made available to Executive pursuant to this Section 12 shall at all times be at least as favorable to Executive as the indemnification rights made available at such times to any other employee of the Company. For purposes of this Section 12, references to the "Company" shall include both the Company and each of its subsidiaries for which Executive has acted, acts or will in the future act in any capacity. The provisions of this Section 12 shall survive the termination of the Term and any termination or expiration of this Agreement.

        13.    Notices.    Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

To the Company:

Scientific Games Corporation 750 Lexington Avenue 25th Floor New York, New York 10022 Attention: General Counsel

With a copy to:

Kramer Levin Naftalis & Frankel LLP 919 Third Avenue New York, NY 10022 (212) 715-9100 Attention: Peter G. Smith, Esq.

To Executive:

A. Lorne Weil 51 East 90th Street Penthouse B New York, New York 10128

With a copy to:

Hogan & Hartson L.L.P. 875 Third Avenue New York, New York 10022 Attention: Andrew J. Trubin, Esq.

        If the parties by mutual written agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement and shall be deemed given on the next business day after the date on which successful and complete transmission is confirmed by the receiving facsimile machine or otherwise confirmed in writing on behalf of the recipient. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective on the next business day after it is sent, and, in the cases of certified or registered mail, shall be effective 5 days after deposit into the mails by delivery to the U.S. Postal Service.

        14.    Assignability; Binding Effect.    Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company's rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company's obligations and be bound by this Agreement. For purposes of this Agreement, "Successor" shall mean any person that succeeds to, or has the practical ability to control, the Company's business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets, or otherwise. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

        15.    Complete Understanding; Amendment; Waiver.    This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including the Old Agreement), except as provided in Section 12 and below in this Section 15, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof. Unless the context otherwise requires, obligations of the Company and Executive under this Agreement at all relevant times prior to the Effective Date were governed by the terms of the Old Agreement (and predecessors thereto) as in effect at that time and not by the terms of this Agreement. In this regard, the provisions of Section 4(b) of the Old Agreement relating to the change in the Company's fiscal year in 2000 shall apply in respect of compensation or benefits based on service or compensation affected by such change in fiscal year.

        16.    Severability.    If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction, or tribunal pursuant to Section 18.2, to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or tribunal making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitration proceeding, a court or tribunal shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or tribunal determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. To the extent that a court or tribunal of competent jurisdiction determines that Executive willfully and materially breached Section 10.1(a) (other than the first sentence thereof), 10.1(b), 10.2 (other than the first and penultimate sentences thereof), 10.3, 10.4, or 10.8, the Company's obligations to make payments hereunder shall immediately be limited to the amounts, if any, remaining to be paid pursuant to Section 7(b) to the extent not theretofore paid, provided that the Company's obligations to make such greater payments shall immediately be reinstated in the event that the determination of such court or tribunal is overturned or reversed by any higher court.

        17.    Survivability.    The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive's employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

        18.    Governing Law; Arbitration; Expenses; Interest; Counterparts.

            18.1    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

            18.2    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction to enforce Section 10, in part or in its entirety. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering such judgment or seeking enforcement of Section 10, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) any of the courts of the State of New York or the State of Delaware; or (iii) any other court having jurisdiction. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 18.3, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 18.2. Notwithstanding any provision in this Section 18, Executive shall be entitled to seek in any court of competent jurisdiction specific performance of Executive's right (which is hereby acknowledged and agreed to by the Company) to be paid all compensation, benefits and other amounts required to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement, which, to the extent such amounts are paid by the Company (or, in the case of a termination of Executive's employment by the Company without Cause, are so paid in respect of periods commencing after 90 days following the date of such termination) shall be credited against the total amounts otherwise finally determined to be owed to Executive pursuant to this Agreement.

            18.3    Reimbursement of Expenses in Enforcing Rights.    All reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid by the Company on behalf of Executive (or, if already paid by Executive, reimbursed to Executive by the Company) as such costs and expenses are incurred. If any claim of Executive is found to be frivolous by a final, nonappealable determination of the arbitration panel or court hearing the claim, Executive shall reimburse the Company within 30 days of such determination for all amounts paid by the Company under this Section 18.3 in connection with the claim.

            18.4    Interest on Unpaid Amounts.    Any amounts that have become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Agreement but which are not timely paid shall bear interest at the prime rate in effect at the time such payment first becomes payable, as quoted by the Company's principal bank.

            18.5    Counterparts.    This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

        19.    Reimbursement of Expenses of Executive in Negotiating Agreement; Counterparts.    All reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in connection with the negotiation, preparation, execution, or delivery of this Agreement shall be paid on behalf of Executive (or, if already paid by Executive, reimbursed to Executive) promptly by the Company.

        20.    Titles and Captions.    All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

        IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SCIENTIFIC GAMES CORPORATION
By:
Name: Alan J. Zakon Title: Chairman of the Executive Committee
A. Lorne Weil

SCHEDULE A

        No current outside directorships.

Exhibit A

SCIENTIFIC GAMES CORPORATION
1997 INCENTIVE COMPENSATION PLAN, AS AMENDED

PERFORMANCE-ACCELERATED STOCK OPTION GRANT AGREEMENT
(PARSOP I)

        THIS AGREEMENT, made as of the 28th day of February, 2003, between SCIENTIFIC GAMES CORPORATION (the "Company") and A. LORNE WEIL (the "Participant").

        WHEREAS, the Compensation Committee (the "Committee") administers the Company's 1997 Incentive Compensation Plan, as amended (the "Plan"); and

        WHEREAS, the Committee granted the performance-accelerated stock option evidenced by this Agreement to Participant as of February 28, 2003;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

        1.     Grant of Option.    Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby grants to Participant an option (the "Option") to purchase 600,000 shares of the Company's Class A Common Stock (the "Common Stock"). The Option is a non-qualified stock option and does not constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986.

        2.     Grant Date.    The Grant Date of the Option is the date set forth in the first paragraph of this Agreement.

        3.     Incorporation of Plan and Employment Agreement.    All terms, conditions and restrictions of the Plan are incorporated and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan as interpreted by the Committee shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan. In addition, this Agreement is subject to the terms of the employment agreement between Participant and the Company, as amended and restated as of February 28, 2003 (the "Employment Agreement"), and capitalized terms used in Section 7 and not otherwise defined in the Plan or this Agreement shall have the meaning given to such terms in the Employment Agreement. If there is any conflict between the terms of the Employment Agreement and this Agreement, the terms of the Employment Agreement will govern, subject to the mandatory terms of the Plan.

        4.     Vesting and Exercisability Date.    The Option shall become vested and exercisable as to all of the Option shares on August 28, 2003; provided, however, that the Option shall become immediately vested and exercisable earlier upon the occurrence of any of the events specified in Section 7 hereof to the extent specified therein.

        5.     Exercise Price.    The exercise price per share of each share with respect to which the Option is granted is $5.13, which is equal to the fair market value of a share of Common Stock on the Grant Date determined in accordance with the Plan. The exercise price shall be subject to adjustment in accordance with Section 9(c) of the Plan.

        6.     Restrictions on Option Profit Shares.    "Profit Shares" resulting from the exercise of the Option will be non-transferable to the extent and for the periods specified in this Section 6.

        (a)   Profit Shares Defined.    For purposes of this Section 6, "Profit Shares" means, with respect to an exercise of any portion of the Option on a given date, that number of the shares acquired upon such exercise equal to the difference between (i) the number of shares acquired upon such exercise and (ii) the number of such shares having a Fair Market Value at the exercise date equal to the aggregate

Option exercise price paid, with the number of Profit Shares so calculated rounded down to the nearest whole share.

        (b)   Lapse of Restriction on Transferability of Profit Shares.    All Profit Shares will be subject to the "restriction on transferability" (as defined below) by Participant until the earliest of (i) November 28, 2009, (ii) lapse of the restriction on transferability in connection with occurrence of any of the events specified in Section 7 hereof to the extent specified therein, and (iii) the Accelerated Lapse Date (as defined below). Profit Shares resulting from exercise of the Option for the percentages specified below of the total number of shares subject to the Option will be released from the restriction on transferability on an accelerated basis if the market price of the Common Stock hereafter reaches the "Market Price Targets" specified in the following table (subject to adjustment under Section 9(c) of the Plan), provided that such accelerated lapse of the restriction on transferability will be effective on the date (the "Accelerated Lapse Date") that is the later of (y) the date on which the applicable Market Price Target is reached or (z) the third anniversary of the Grant Date:

Restrictions Lapse on Profit Shares Resulting from Exer- cise of Following Percentages Option	"Market Price Target" Trigger- ing Lapse of Restrictions
20%	$ 5.90
40%	6.78
60%	7.80
80%	8.97
100%	10.32

For purposes of this Agreement, the "Market Price Target" will be deemed to have been reached only if the closing price per share of the Company's Common Stock, in consolidated reporting for securities listed on the principal exchange or quotation system on which Common Stock is then traded, is equal to or greater than the amount specified in the table above for ten trading days within any period of 30 consecutive trading days, as reported by a reliable reporting service specified by the Committee. The number of Profit Shares resulting from exercises on different dates may vary, but the Profit Shares with respect to which restrictions lapse are those resulting from exercise of the specified percentage of the total number of shares subject to the Option, in the order in which the Option was exercised.

For purposes of this Agreement, the "restriction on transferability" means that the Profit Shares may not be sold, gifted, pledged, hypothecated, or otherwise transferred or disposed of by Participant. Profit Shares are not, however, forfeitable. The foregoing notwithstanding, the Committee may permit a transfer of Profit Shares for estate-planning purposes, in which case the restriction on transferability will apply to such Profit Shares to the same extent as it would have applied to such Profit Shares in the hands of the Participant.

        7.     Expiration Date; Effect of Certain Events.

        (a)   Stated Expiration Date.    Subject to the provisions of the Plan and this Agreement (providing for earlier expiration in certain circumstances), the Option shall expire on February 28, 2010 (the "Expiration Date").

        (b)   Terms Relating to Termination of Employment.    Subject to the provisions of the Plan, this Agreement and the Employment Agreement, in the event the employment of Participant terminates:

  (i)
  without Cause by the Company, for Good Reason by Participant, as Good Reason is defined in Section 6(e)(i) through (vii) of the Employment Agreement (but not as defined in clause (viii), an election by Participant not to renew the employment term under the Employment Agreement), or by reason of Total Disability, the Option shall vest and become exercisable in full as of the date of the termination, shall remain exercisable until the

2

    Expiration Date, and the restriction on transferability of Profit Shares under Section 6 hereof shall lapse;

  (ii)
  due to death, the Option shall vest and become exercisable in full as of the date of the termination, shall remain exercisable until the earlier of the third anniversary of such event or the Expiration Date, and the restriction on transferability of Profit Shares under Section 6 hereof shall lapse;

  (iii)
  due to retirement pursuant to Section 6(b) of the Employment Agreement, or for Good Reason by Participant as Good Reason is defined in Section 6(e)(viii) of the Employment Agreement, the portion of the Option that is vested and exercisable as of the date of termination shall remain exercisable until the Expiration Date (subject, in the case of retirement, to the terms of paragraph (e) of this Section 7), and the restriction on transferability of Profit Shares under Section 6 hereof shall remain in effect in accordance with Section 6; and

  (iv)
  for Cause, the Option (including any vested portion) shall expire at the close of business on the date of termination.

        Except as otherwise provided in this Section 7, any portion of the Option that is not vested and exercisable as of the date of termination shall expire at the close of business on the date of termination, any portion that is vested and exercisable as of the date of termination shall remain exercisable until the Expiration Date, and the restriction on transferability of Profit Shares under Section 6 hereof shall remain in effect in accordance with Section 6.

        (c)   Terms Relating to Certain Other Events.    Upon the occurrence of any of the events referred to in Section 5(f) of the Employment Agreement, (i) the Option shall vest and become exercisable in full as of the date of such event, shall remain exercisable during Participant's employment and shall continue to be exercisable after termination of Participant's employment in accordance with the provisions of this Agreement, the Employment Agreement and the Plan that apply to such termination of employment, but in no event beyond the Expiration Date, and (ii) the restriction on transferability of Profit Shares under Section 6 hereof shall lapse. The provisions of the Plan providing for vesting and lapse of restrictions in respect of options and restricted stock (or awards generally) upon the occurrence of other events and circumstances shall apply to the Option and the Profit Shares, including to the lapse of the restriction on transferability of the Profit Shares.

        (d)   Forfeiture Upon Violation of Certain Covenants.    The Option shall be subject to early expiration in accordance with the terms of Section 10.6 of the Employment Agreement.

        (e)   Forfeiture Upon Retirement in Certain Circumstances.    In the event that the Participant terminates his employment prior to December 31, 2007 by retirement pursuant to Section 6(b) of the Employment Agreement and at the effective time of such retirement one or more of the Market Price Targets have not yet been reached and the restriction on transferability has not otherwise lapsed with respect to the entire Option, the portion of the Option set forth in the table in Section 6(b) hereof for which the Market Price Targets have not yet been reached shall expire as of such effective time, and such expired portion shall not be exercisable in connection with or after such retirement. For example, if at the time of such retirement the Market Price Target of $8.97 has not yet been reached and the restriction on transferability has not otherwise lapsed, 40% of the Option shall expire.

        8.     Method of Exercise.    The Option shall be exercisable in whole or in part by delivering written notice to the Company's principal office to the attention of its General Counsel. Payment for shares of Common Stock purchased upon the exercise of the Option shall be made on the effective date of such exercise either: (i) in cash, by certified check, bank cashier's check or wire transfer; (ii), by delivery of shares having a Fair Market Value equal to the exercise price, except no such delivery will be permitted if and to the extent that the transaction would result in recognition of additional accounting expense by

3

the Company under applicable accounting rules, or (iii) in such other form as shall be acceptable to the Committee. Certificates for shares of Common Stock purchased upon the exercise of the Option shall be issued in the name of Participant or his beneficiary, as the case may be, and delivered to Participant or his beneficiary, as the case may be, as soon as practicable following the effective date on which the Option is exercised (or delivery may be effected in such other manner as may be agreed upon by the Company and Participant).

        9.     Taxes.    In connection with any exercise of the Option, Participant shall pay or make arrangements satisfactory to the Committee providing for payment of applicable withholding taxes resulting from such exercise. In connection with any exercise at a time that the Profit Shares would not be subject to a restriction on transferability under Section 6, Participant may elect to have the Company withhold from the shares issuable upon exercise a number of shares having a Fair Market Value equal to the mandatory amount required to be withheld to satisfy federal, state and local taxes and withholding amounts, subject to the terms of the Plan.

        10.   Securities Matters.    The Committee may defer the effectiveness of any exercise of the Option to the extent required for the issuance and delivery of shares of Common Stock pursuant to such exercise to comply with all applicable laws, regulations of governmental authority and the requirements of any national securities exchange on which shares of Common Stock are then traded. The Committee shall inform Participant in writing of its decision to defer the effectiveness of the exercise of the Option. The Company shall use its reasonable best efforts to complete any required registration, qualification and/or listing of such shares (or to satisfy the conditions for exemption from any such requirements), and shall take all such other reasonable actions within its control, in order to permit the effectiveness of any exercise of the Option at the earliest practicable date. During the period that the effectiveness of the exercise of the Option has been deferred, Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

        11.   Transferability.    During the lifetime of Participant, the Option may be exercised only by Participant or, if Participant is incapacitated, by Participant's guardian or legal representative. In the event that the Option is exercised by Participant's guardian or legal representative, the exercise of the Option shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative. The Option is not assignable or transferable otherwise than by will or by the laws of descent and distribution, except as may be permitted under the terms of the Plan.

        12.   Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

        13.   Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

        14.   Adjustments.    The number and kind of shares purchasable under the Option, the exercise price, the specified Market Price Targets, and other terms of the Option are subject to adjustment in accordance with Section 9(c) of the Plan.

        15.   Participant Acknowledgment.    Participant hereby acknowledges receipt of a copy of the Plan. Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement that are made in accordance with the Plan and this Agreement shall be final and conclusive.

[SIGNATURES APPEAR ON NEXT PAGE]

4

        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION
By:
Martin E. Schloss Vice President, General Counsel and Secretary
PARTICIPANT
A. Lorne Weil

5

EXHIBIT B

SCIENTIFIC GAMES CORPORATION
2003 INCENTIVE COMPENSATION PLAN

PERFORMANCE-ACCELERATED STOCK OPTION GRANT AGREEMENT
(PARSOP II)

        THIS AGREEMENT, made as of the                of                , between SCIENTIFIC GAMES CORPORATION (the "Company") and A. LORNE WEIL (the "Participant").

        WHEREAS, the Compensation Committee (the "Committee") administers the Company's 2003 Incentive Compensation Plan (the "Plan"); and

        WHEREAS, the Committee granted the performance-accelerated stock option evidenced by this Agreement to Participant as of                    , 2003;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

          1. Grant of Option.    Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby grants to Participant an option (the "Option") to purchase 400,000 shares of the Company's Class A Common Stock (the "Common Stock"). The Option is a non-qualified stock option and does not constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986.

          2. Grant Date.    The Grant Date of the Option is the date set forth in the first paragraph of this Agreement.

          3. Incorporation of Plan and Employment Agreement.    All terms, conditions and restrictions of the Plan are incorporated and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan as interpreted by the Committee shall govern. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan. In addition, this Agreement is subject to the terms of the employment agreement between Participant and the Company, as amended and restated as of February 28, 2003 (the "Employment Agreement"), and capitalized terms used in Section 7 and not otherwise defined in the Plan or this Agreement shall have the meaning given to such terms in the Employment Agreement. If there is any conflict between the terms of the Employment Agreement and this Agreement, the terms of the Employment Agreement will govern, subject to the mandatory terms of the Plan.

          4. Vesting and Exercisability Date.    The Option shall become vested and exercisable as to all of the Option shares on                         , 2003 [insert date 6 months after Grant Date but in no event later than December 31, 2003]; provided, however, that the Option shall become immediately vested and exercisable earlier upon the occurrence of any of the events specified in Section 7 hereof to the extent specified therein.

          5. Exercise Price.    The exercise price per share of each share with respect to which the Option is granted is $        , which is equal to the fair market value of a share of Common Stock on the Grant Date determined in accordance with the Plan. The exercise price shall be subject to adjustment in accordance with Section 10(c) of the Plan.

          6. Restrictions on Option Profit Shares.    "Profit Shares" resulting from the exercise of the Option will be non-transferable to the extent and for the periods specified in this Section 6.

          (a) Profit Shares Defined.    For purposes of this Section 6, "Profit Shares" means, with respect to an exercise of any portion of the Option on a given date, that number of the shares acquired upon such exercise equal to the difference between (i) the number of shares acquired upon such exercise and (ii) the number of such shares having a Fair Market Value at the exercise date equal to the aggregate Option exercise price paid, with the number of Profit Shares so calculated rounded down to the nearest whole share.

          (b) Lapse of Restriction on Transferability of Profit Shares.    All Profit Shares will be subject to the "restriction on transferability" (as defined below) by Participant until the earliest of (i)                                  , 20    , [insert date 6 years and 9 months after the Grant Date] (ii) lapse of the restriction on transferability in connection with occurrence of any of the events specified in Section 7 hereof to the extent specified therein, and (iii) the Accelerated Lapse Date (as defined below). Profit Shares resulting from exercise of the Option for the percentages specified below of the total number of shares subject to the Option will be released from the restriction on transferability on an accelerated basis if the market price of the Common Stock hereafter reaches the "Market Price Targets" specified in the following table (subject to adjustment under Section 10(c) of the Plan), provided that such accelerated lapse of the restriction on transferability will be effective on the date (the "Accelerated Lapse Date") that is the later of (y) the date on which the applicable Market Price Target is reached or (z) the third anniversary of the Grant Date:

Restrictions Lapse on Profit Shares Resulting from Exercise of Following Percentages Option	"Market Price Target" Triggering Lapse of Restrictions
20%	$ [exercise price plus 15%]
40%	[previous hurdle plus 15%]
60%	[previous hurdle plus 15%]
80%	[previous hurdle plus 15%]
100%	[previous hurdle plus 15%]

For purposes of this Agreement, the "Market Price Target" will be deemed to have been reached only if the closing price per share of the Company's Common Stock, in consolidated reporting for securities listed on the principal exchange or quotation system on which Common Stock is then traded, is equal to or greater than the amount specified in the table above for ten trading days within any period of 30 consecutive trading days, as reported by a reliable reporting service specified by the Committee. The number of Profit Shares resulting from exercises on different dates may vary, but the Profit Shares with respect to which restrictions lapse are those resulting from exercise of the specified percentage of the total number of shares subject to the Option, in the order in which the Option was exercised.

For purposes of this Agreement, the "restriction on transferability" means that the Profit Shares may not be sold, gifted, pledged, hypothecated, or otherwise transferred or disposed of by Participant. Profit Shares are not, however, forfeitable. The foregoing notwithstanding, the Committee may permit a transfer of Profit Shares for estate-planning purposes, in which case the restriction on transferability will apply to such Profit Shares to the same extent as it would have applied to such Profit Shares in the hands of the Participant.

          7. Expiration Date; Effect of Certain Events.

        (a) Stated Expiration Date.    Subject to the provisions of the Plan and this Agreement (providing for earlier expiration in certain circumstances), the Option shall expire on                        , 2010 [insert date 7 years after Grant Date] (the "Expiration Date").

        (b) Terms Relating to Termination of Employment.    Subject to the provisions of the Plan, this Agreement and the Employment Agreement, in the event the employment of Participant terminates:

  (i)
  without Cause by the Company, for Good Reason by Participant, as Good Reason is defined in Section 6(e)(i) through (vii) of the Employment Agreement (but not as defined in clause (viii), an election by Participant not to renew the employment term under the Employment Agreement), or by reason of Total Disability, the Option shall vest and become exercisable in full as of the date of the termination, shall remain exercisable until the

2

    Expiration Date, and the restriction on transferability of Profit Shares under Section 6 hereof shall lapse;

  (ii)
  due to death, the Option shall vest and become exercisable in full as of the date of the termination, shall remain exercisable until the earlier of the third anniversary of such event or the Expiration Date, and the restriction on transferability of Profit Shares under Section 6 hereof shall lapse;

  (iii)
  due to retirement pursuant to Section 6(b) of the Employment Agreement, or for Good Reason by Participant as Good Reason is defined in Section 6(e)(viii) of the Employment Agreement, the portion of the Option that is vested and exercisable as of the date of termination shall remain exercisable until the Expiration Date (subject, in the case of retirement, to the terms of paragraph (e) of this Section 7), and the restriction on transferability of Profit Shares under Section 6 hereof shall remain in effect in accordance with Section 6; and

  (iv)
  for Cause, the Option (including any vested portion) shall expire at the close of business on the date of termination.

        Except as otherwise provided in this Section 7, any portion of the Option that is not vested and exercisable as of the date of termination shall expire at the close of business on the date of termination, any portion that is vested and exercisable as of the date of termination shall remain exercisable until the Expiration Date, and the restriction on transferability of Profit Shares under Section 6 hereof shall remain in effect in accordance with Section 6.

        (c) Terms Relating to Certain Other Events.    Upon the occurrence of any of the events referred to in Section 5(f) of the Employment Agreement, (i) the Option shall vest and become exercisable in full as of the date of such event, shall remain exercisable during Participant's employment and shall continue to be exercisable after termination of Participant's employment in accordance with the provisions of this Agreement, the Employment Agreement and the Plan that apply to such termination of employment, but in no event beyond the Expiration Date, and (ii) the restriction on transferability of Profit Shares under Section 6 hereof shall lapse. The provisions of the Plan providing for vesting and lapse of restrictions in respect of options and restricted stock (or awards generally) upon the occurrence of other events and circumstances shall apply to the Option and the Profit Shares, including to the lapse of the restriction on transferability of the Profit Shares.

        (d) Forfeiture Upon Violation of Certain Covenants.    The Option shall be subject to early expiration in accordance with the terms of Section 10.6 of the Employment Agreement.

        (e) Forfeiture Upon Retirement in Certain Circumstances.    In the event that the Participant terminates his employment prior to December 31, 2007 by retirement pursuant to Section 6(b) of the Employment Agreement and at the effective time of such retirement one or more of the Market Price Targets have not yet been reached and the restriction on transferability has not otherwise lapsed with respect to the entire Option, the portion of the Option set forth in the table in Section 6(b) hereof for which the Market Price Targets have not yet been reached shall expire as of such effective time, and such expired portion shall not be exercisable in connection with or after such retirement. For example, if at the time of such retirement the Market Price Target of $13.92 has not yet been reached and the restriction on transferability has not otherwise lapsed, 40% of the Option shall expire.

        8. Method of Exercise.    The Option shall be exercisable in whole or in part by delivering written notice to the Company's principal office to the attention of its General Counsel. Payment for shares of Common Stock purchased upon the exercise of the Option shall be made on the effective date of such exercise either: (i) in cash, by certified check, bank cashier's check or wire transfer; (ii), by delivery of shares having a Fair Market Value equal to the exercise price, except no such delivery will be permitted if and to the extent that the transaction would result in recognition of additional accounting expense by

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the Company under applicable accounting rules, or (iii) in such other form as shall be acceptable to the Committee. Certificates for shares of Common Stock purchased upon the exercise of the Option shall be issued in the name of Participant or his beneficiary, as the case may be, and delivered to Participant or his beneficiary, as the case may be, as soon as practicable following the effective date on which the Option is exercised (or delivery may be effected in such other manner as may be agreed upon by the Company and Participant).

        9. Taxes.    In connection with any exercise of the Option, Participant shall pay or make arrangements satisfactory to the Committee providing for payment of applicable withholding taxes resulting from such exercise. In connection with any exercise at a time that the Profit Shares would not be subject to a restriction on transferability under Section 6, Participant may elect to have the Company withhold from the shares issuable upon exercise a number of shares having a Fair Market Value equal to the mandatory amount required to be withheld to satisfy federal, state and local taxes and withholding amounts, subject to the terms of the Plan.

        10. Securities Matters.    The Committee may defer the effectiveness of any exercise of the Option to the extent required for the issuance and delivery of shares of Common Stock pursuant to such exercise to comply with all applicable laws, regulations of governmental authority and the requirements of any national securities exchange on which shares of Common Stock are then traded. The Committee shall inform Participant in writing of its decision to defer the effectiveness of the exercise of the Option. The Company shall use its reasonable best efforts to complete any required registration, qualification and/or listing of such shares (or to satisfy the conditions for exemption from any such requirements), and shall take all such other reasonable actions within its control, in order to permit the effectiveness of any exercise of the Option at the earliest practicable date. During the period that the effectiveness of the exercise of the Option has been deferred, Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

        11. Transferability.    During the lifetime of Participant, the Option may be exercised only by Participant or, if Participant is incapacitated, by Participant's guardian or legal representative. In the event that the Option is exercised by Participant's guardian or legal representative, the exercise of the Option shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative. The Option is not assignable or transferable otherwise than by will or by the laws of descent and distribution, except as may be permitted under the terms of the Plan.

        12. Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

        13. Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

        14. Adjustments.    The number and kind of shares purchasable under the Option, the exercise price, the specified Market Price Targets, and other terms of the Option are subject to adjustment in accordance with Section 10(c) of the Plan.

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        15. Participant Acknowledgment.    Participant hereby acknowledges receipt of a copy of the Plan. Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement that are made in accordance with the Plan and this Agreement shall be final and conclusive.

[SIGNATURES APPEAR ON NEXT PAGE]

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        IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION
By:
Martin E. Schloss Vice President, General Counsel and Secretary
PARTICIPANT
A. Lorne Weil

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QuickLinks

  Exhibit 10.17
Amended and Restated Employment Agreement, dated as of February 28, 2003, by and between the Company and A. Lorne Weil
EMPLOYMENT AGREEMENT by and between SCIENTIFIC GAMES CORPORATION and A. LORNE WEIL as Amended and Restated as of February 28, 2003
Table of Contents
A. LORNE WEIL EMPLOYMENT AGREEMENT As Amended and Restated as of February 28, 2003
SCHEDULE A
  Exhibit A
SCIENTIFIC GAMES CORPORATION 1997 INCENTIVE COMPENSATION PLAN, AS AMENDED PERFORMANCE-ACCELERATED STOCK OPTION GRANT AGREEMENT (PARSOP I)
  EXHIBIT B
SCIENTIFIC GAMES CORPORATION 2003 INCENTIVE COMPENSATION PLAN PERFORMANCE-ACCELERATED STOCK OPTION GRANT AGREEMENT (PARSOP II)